Exhibit 10.2

August 8th , 2009

Bob Peterson

4129 White Chapel Way

Raleigh, North Carolina 27615

(949) 295-5291

petersbo@aol.com

Dear Bob,

NephroGenex, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.          Position.   Your title will be Vice President of Operations, and you will report to the Company’s President and CEO. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.          Cash Compensation.   The Company will pay you a starting salary at the rate of $210,000 per year payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to 30% of your annual base salary. You will be eligible for the bonus after 12 months of employment. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3.          Employee Benefits.   As a regular employee of the Company, you will be eligible to participate in the Company-sponsored healthcare benefits program. In addition, you will be entitled to three weeks of paid vacation in accordance with the Company’s vacation policy.

4.          Stock Options.   Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 150,000 stock options. The exercise price per share will be determined by the Board of Directors when the Option is granted. The option

Bob Peterson

August 8th, 2009

will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Stock Plan (the “Plan”), as described in the Plan and in each applicable Stock Option Agreement. The term of such options shall be 10 years, subject to earlier expiration in the event of the termination of the Employee’s Employment. The grant of such options shall be subject to the other terms and conditions set forth in the Option Plan and in the Stock Option Agreement related to each grant. Stock options will vest in equal monthly installments over the next 48 months of continuous service provided by you to the Company. Furthermore, if the Company is subject to a Change in Control (as defined below) before your service with the Company terminates, and if you are subject to an Involuntary Termination (as defined below) within 12 months after that Change of Control, then 100% of the then-unvested shares subject to each option shall become vested

5.          Proprietary Information and Inventions Agreement.   Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.          Employment Relationship.   Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.          Taxes.   All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.          Interpretation, Amendment and Enforcement.   This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New Jersey law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New Jersey in connection with any Dispute or any claim related to any Dispute.

Bob Peterson

August 8th, 2009

9.          Arbitration.   Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in New Jersey or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 9 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. This Section 9 also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

10.        Definitions.   The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) a material breach by you of any agreement between you and the Company; (c) a material failure by you to comply with the Company’s written policies or rules; (d) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (e) your gross negligence or willful misconduct; (f) a continuing failure by you to perform assigned duties after receiving written notification of such failure from the Board of Directors; or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Involuntary Termination” means either (a) your involuntary discharge by the Company (or the Company’s parent or subsidiary employing you) for reasons other than Cause or (b) your voluntary resignation following (i) a change in your position with the Company (or

Bob Peterson

August 8th, 2009

with the Company’s parent or subsidiary employing you) that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 30 miles.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 12th, 2009. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before September 15th, 2009.

If you have any questions, please call me at (919) 349 4954.

Very truly yours,

NephroGenex, Inc.

By:	/s/ J. Wesley Fox
Title: President and CEO

I have read and accept this employment offer:

/s/ Bob Peterson
Signature of Bob Peterson

Dated:	8/8/09

Attachment

Exhibit A: Proprietary Information and Inventions Agreement